Filed Pursuant to Rule 424(b)(4)
File No. 333-280123

Prospectus Supplement

(To Prospectus dated June 11, 2024)

2,830,084 Shares

Take-Two Interactive Software, Inc.

Common Stock

The selling shareholder of Take-Two Interactive Software, Inc. (“Take-Two” or “we”) named in this prospectus supplement is selling 2,830,084 shares of our common stock. We are not selling any shares under this prospectus supplement and will not receive any proceeds from the sale of shares of our common stock by the selling shareholder.

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “TTWO.” On June 11, 2024, the last reported sales price of our common stock was $158.51 per share.

Investing in our common stock involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” beginning on page S-6 of this prospectus supplement, as well as in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$154.50	$437,247,978.00
Underwriting discount(1)	$2.70	$7,641,226.80
Proceeds, before expenses, to the selling shareholder	$151.80	$429,606,751.20

(1)	See “Underwriting” for a description of compensation payable to the underwriter.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares to purchasers on or about June 14, 2024 through the book-entry facilities of The Depository Trust Company.

Goldman Sachs & Co. LLC

June 12, 2024

Prospectus Supplement

Prospectus

We, the selling shareholder and the underwriter have not authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We, the selling shareholder and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling shareholder and the underwriter are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of our common stock. The second part, the accompanying prospectus, dated June 11, 2024, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference into this prospectus supplement may add to, update or change the information in the accompanying prospectus. You should not assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the document containing such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

If information in this prospectus supplement varies in any way from the information in the accompanying prospectus or in a document we have incorporated by reference, you should rely on the information in the more recent document.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein as listed below, in making your investment decision.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on behalf of us, the selling shareholder or the underwriter, to subscribe to or purchase any of our common stock, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

For investors outside of the United States: none of us, the selling shareholder or the underwriter have done anything that would permit this offering or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside of the United States.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “Take-Two,” the “Company,” “we,” “us” and “our” refer to Take-Two Interactive Software, Inc. and its subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

S-i

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements. The statements contained herein and therein, which are not historical facts, including statements relating to our outlook, are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.

Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties, including risks relating to our combination with Zynga Inc. (“Zynga”) (the “Zynga Acquisition”); the risks of conducting business internationally, including as a result of unforeseen geopolitical events; the impact of changes in interest rates by the Federal Reserve and other central banks, including on our short-term investment portfolio; the impact of inflation; volatility in foreign currency exchange rates; our dependence on key management and product development personnel; our dependence on our NBA 2K and Grand Theft Auto products and our ability to develop other hit titles; our ability to leverage opportunities on PlayStation®5 and Xbox Series X|S; factors affecting our mobile business, such as player acquisition costs; the timely release and significant market acceptance of our games; the ability to maintain acceptable pricing levels on our games; and other risks included or incorporated by reference herein, including but not limited to, the risks and uncertainties discussed under the heading “Risk Factors” beginning on page S-6 and contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 and our other subsequently filed periodic filings with the SEC, which can be accessed at www.sec.gov. All forward-looking statements are qualified by these cautionary statements and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including the “Risk Factors” sections in our periodic reports that we file with the SEC. This summary is not complete and does not contain all of the information you should consider before purchasing shares of our common stock.

Our Company

We are a leading developer, publisher, and marketer of interactive entertainment for consumers around the globe. We develop, operate, and publish products principally through Rockstar Games, 2K, Private Division, and Zynga. Our products are currently designed for console gaming systems, including, but not limited to, the Sony Computer Entertainment, Inc. PlayStation®4 and PlayStation5, Microsoft Corporation Xbox One® and Xbox Series X|S, and Nintendo’s SwitchTM, as well as personal computers, and mobile, including, smartphones and tablets. We deliver our products through physical retail, digital download, online platforms, and cloud streaming services.

Our strategy is to be the most creative, innovative, and efficient company in the evolving interactive entertainment industry. With our diverse portfolio that spans all key platforms and numerous genres, we strive to create the highest quality, most engaging interactive entertainment franchises and captivate our global audience. Most of our intellectual property is internally owned and developed, which we believe best positions us financially and competitively. We have established a portfolio of proprietary software content for the major hardware and mobile platforms in a wide range of genres, including action, adventure, family/casual, hyper-casual, role-playing, shooter, social casino, sports, and strategy, which we distribute worldwide. We believe that our player-first mentality and commitment to creativity and innovation are distinguishing strengths, enabling us to differentiate our products in the marketplace by combining advanced technology with compelling storylines and characters that provide unique gameplay experiences for consumers. We have created, acquired, or licensed a group of highly recognizable brands to match the broad consumer demographics that we serve, ranging from adults to children and game enthusiasts to casual gamers. Another cornerstone of our strategy is to support the success of our products in the marketplace through innovative marketing programs and global distribution on platforms and through channels that are relevant to our target audience.

We were incorporated under the laws of the State of Delaware in 1993 and are headquartered at 110 West 44th Street, New York, New York 10036. Our telephone number is (646) 536-2842 and our website address is www.take2games.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus.

Recent Developments

Gearbox Acquisition

On June 11, 2024, pursuant to the Purchase Agreement, we completed our previously announced acquisition of The Gearbox Entertainment Company, Inc. and in connection therewith we issued 2,830,084 shares of Common Stock to the selling shareholder in accordance with the terms of the Purchase Agreement.

Senior Notes Offering

On June 10, 2024, we announced that we have agreed to sell in an underwritten public offering $600 million aggregate principal amount of our Senior Notes, consisting of $300 million of our 5.400% Senior Notes due 2029 and $300 million of our 5.600% Senior Notes due 2034. We intend to use the net proceeds from the offering of the Senior Notes for general corporate purposes, including the repayment of the $600 million principal amount of our 3.550% Senior Notes due 2025 at or prior to maturity. The closing of the offering of the Senior Notes is expected to occur on June 12, 2024, subject to satisfaction of customary closing conditions. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes, nor will there be any sale of the Senior Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Credit Agreement Amendment

On June 6, 2024, we amended our Credit Agreement, dated as of May 23, 2022 (the “Credit Agreement”), by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, in order to increase the maximum leverage ratio thresholds applicable to our financial covenant, which is measured on a quarterly basis. The maximum leverage ratio thresholds are now as follows: for fiscal quarters ending prior to June 30, 2024, 3.75:1.00; for the fiscal quarter ending June 30, 2024, 4.75:1.00; for the fiscal quarter ending September 30, 2024, 5.75:1.00; for the fiscal quarter ending December 31, 2024, 5.50:1.00; for the fiscal quarters ending March 31, 2025 and June 30, 2025, 4.25:1.00; for the fiscal quarter ending September 30, 2025, 4.00:1.00; and for the fiscal quarters ending on or after December 31, 2025, 3.75:1.00.

Repayment of Indebtedness

As of June 1, 2024 (the maturity date), we repaid in full the remaining $24.6 million aggregate principal amount of the 0.25% Convertible Senior Notes due 2024, which we had assumed on May 23, 2022 in connection with the Zynga Acquisition.

THE OFFERING

Common stock offered by the selling shareholder	2,830,084 shares of our common stock.

Common stock outstanding prior to and immediately after this offering	175,003,537 shares of our common stock.(1)

Selling shareholder	Embracer Group AB.

Exchange listing	Our common stock is listed on Nasdaq under the symbol “TTWO.”

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling shareholder. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” elsewhere in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or incorporated by reference herein or therein, before making a decision to purchase the common shares offered hereby.

(1)	The number of shares of common stock that will be outstanding prior to and immediately after this offering is based on 175,003,537 shares of common stock outstanding as of June 11, 2024.

RISK FACTORS

An investment in our common stock involves certain risks. In addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, which is incorporated by reference herein, as those risk factors are amended or supplemented by the other reports and documents we file with the SEC after the date of this prospectus supplement, and the following discussion of risks, before deciding whether an investment in our common stock is suitable for you. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also carefully read the section entitled “Cautionary Note on Forward-Looking Statements” included in this prospectus, in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

The selling shareholder will receive all the net proceeds from the sale of shares of our common stock offered pursuant to this prospectus supplement. We will not receive any proceeds from the sale of shares of common stock being sold in this offering. The selling shareholder will bear the underwriting commissions and discounts, if any, attributable to its sale of our common stock and any related legal expenses incurred by it, and we will bear the remaining expenses. See “Selling shareholder.”

DIVIDEND POLICY

We have never declared or paid cash dividends. We currently anticipate that all future earnings will be retained to finance the growth of our business and we do not expect to declare or pay any cash dividends in the foreseeable future. The payment of dividends in the future is within the discretion of our Board of Directors and will depend upon future earnings, capital requirements and other relevant factors. Our Credit Agreement requires us to meet certain incurrence tests prior to paying a dividend.

SELLING SHAREHOLDER

The following table sets forth information regarding the beneficial ownership of our common stock immediately prior to this offering and after giving effect to this offering by the selling shareholder.

For purposes of the table below, the percentage of beneficial ownership for the following table is based on 175,003,537 shares of common stock outstanding as of June 11, 2024. The information in the table below has been obtained from the selling shareholder. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

	Shares beneficially owned prior to the offering			Shares offered hereby	Shares beneficially owned after the offering
Name of beneficial owner	Number		Percent		Number	Percent
Embracer Group AB (publ)	2,830,084	(1)	1.6%	2,830,084	0	0

(1)	The address for Embracer Group AB (publ) is Tullhusgatan 1B, 652 09 Karlstad, Sweden.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of shares of our common stock acquired pursuant to this offering. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not or is not treated as, for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation created or organized under the laws of the United States or of any state thereof or the District of Columbia;

•	An estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

A trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement and the accompanying prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxation. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, including, but not limited to, holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, “qualified foreign pension funds” as defined in Section 897(1)(2) of the Code and entities in which all of the interests of which are held by qualified foreign pension funds or U.S. expatriates and former long-term residents of the United States, holders subject to the Medicare contribution tax on net investment income or the alternative minimum tax, holders that are subject to the special tax accounting rules of Section 451(b) of the Code, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our common stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

Distributions on our Common Stock

If we make distributions of cash or property on our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “Gain on Sale, Exchange or other Disposition of our Common Stock.” Any such distribution will also be subject to the discussion below regarding effectively connected income, backup withholding and FATCA withholding.

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate of the gross amount of dividends or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the U.S. and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the U.S., are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected earnings and profits of a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence.

To claim a reduction or exemption from withholding, a non-U.S. holder of our common stock generally will be required to provide (a) a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable, and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the U.S. and such holder’s country of residence, or (b) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the U.S. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or other Disposition of our Common Stock

Subject to the discussion below regarding backup withholding and FATCA withholding, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•

The gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the U.S. by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and be required to file a U.S. federal income tax return. If the non-U.S. holder is treated as a foreign corporation for U.S. federal income tax purposes, the branch profits tax described above in “Distributions on our Common Stock” also may apply;

•

The non-U.S. holder is an individual who is treated as present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the U.S.); or

•

Our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period ending on the date of such disposition (or the non-U.S. holder’s holding period of our common stock, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Even if we are or become a U.S. real property holding corporation, provided that our common stock is regularly traded, as defined by applicable Treasury Regulations, on an established securities market during the calendar year in which the disposition occurs, only a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock will be subject to U.S. federal income tax on the disposition of our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our common stock paid to such holder and the tax withheld, if any, with respect to such dividends. A non-U.S. holder will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate (currently 24%) with respect to dividends on our common stock. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our common stock if such holder establishes an exemption by certifying his, her or its non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form); provided we do not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person (as defined in the Code).

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder establishes an exemption by certifying his, her or its status as a non-U.S. holder and satisfies certain other requirements. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding

Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and other administrative guidance issued thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on, and, subject to the proposed Treasury regulations discussed below, the gross proceeds from a sale or other disposition of, stock in a U.S. corporation paid to (i) a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules, or (ii) a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any direct or indirect “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying, and information regarding, such substantial United States owners, or otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the U.S. and the non-U.S. holder’s country of residence may modify the requirements described in this paragraph.

U.S. Treasury Regulations proposed in December 2018 eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of our common stock, and may be relied upon by taxpayers until final regulations are issued.

We will not pay additional amounts or “gross up” payments to holders as a result of any withholding or deduction for taxes imposed under FATCA. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Investors are encouraged to consult with their tax advisors regarding the implications of FATCA to their particular circumstances.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

UNDERWRITING

The Company, the selling shareholder and Goldman Sachs & Co. LLC (the “underwriter”) have entered into an underwriting agreement (the “underwriting agreement”) with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase 2,830,084 shares of our common stock.

The underwriter is committed to take and pay for all of the shares being offered, if any are taken.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by the selling shareholder.

Paid by the Selling shareholder

Per Share	$2.70
Total	$7,641,226.80

Shares sold by the underwriter to the public will be offered at the public offering price set forth on the cover of this prospectus. After the offering of the shares, the underwriter may change the offering price and the other selling terms. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The Company has agreed that, without the prior written consent of underwriter, during the period beginning from the date of the underwriting agreement and continuing to and including the date 30 days after the date of this prospectus supplement, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to, any securities of the Company that are substantially similar to the shares of our common stock being offered hereby, including but not limited to, any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise (other than the shares of our common stock offered hereby or pursuant to equity incentive plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of the underwriting agreement).

Our common stock is listed on Nasdaq under the symbol “TTWO.”

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriter’s option described above may be exercised. The underwriter may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriter must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering. The underwriter may also impose a penalty bid. This occurs when the underwriter reclaims a selling concession from a syndicate member because the underwriter has repurchased shares originally sold by the syndicate member in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the Company’s common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

The Company and the selling shareholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

The Company estimates that their total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $900,000. We have agreed to reimburse the underwriter for certain of its expenses in an amount up to $5,000.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company. The underwriter and its affiliates have received, or will receive, customary fees, expenses and commissions for these activities and services. The underwriter served as a joint passive bookrunner in connection with our $600 million offering of certain of the Company’s outstanding notes in June 2024. An affiliate of the underwriter is a lender under the revolving credit facility under the Company’s unsecured credit agreement, for which this affiliate has been and will be paid customary fees. In addition, an affiliate of the underwriter was engaged as a financial advisor to the selling shareholder in connection with the acquisition of Gearbox by the Company, for which it has been paid customary fees and expenses.

In the ordinary course of its various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of its customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Settlement

Delivery of the shares of common stock is expected to be made against payment on June 14, 2024, which will be the second business day following the date hereof (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares of common stock on any date prior to one business day before delivery will be required, by virtue of the fact that the shares of common stock initially will settle in T+2, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisers.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area (each a “Relevant Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us, the selling shareholder or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with us, the selling shareholder and each of the underwriters and their affiliates that:

(a) it is a qualified investor within the meaning of the Prospectus Regulation; and

(b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the representatives has been given to the offer or resale; or (ii) where the Shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Regulation as having been made to such persons.

We, the selling shareholder and the underwriter and its affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the underwriter of such fact in writing may, with the prior consent of the underwriter, be permitted to acquire shares in the offering.

Notice to Prospective Investors in the United Kingdom

This prospectus and any other material in relation to the shares of common stock described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the FPO; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the United Kingdom; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any shares may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The shares are only available in the United Kingdom to, and any invitation, offer or agreement to purchase or otherwise acquire the Shares will be engaged in only with, the Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus or any of its contents.

No shares of common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Section 86 of the FSMA;

provided that no such offer of the shares shall require us, the selling shareholder or any underwriter or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Each person in the UK who acquires any shares in the offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us, the selling shareholder and the underwriter and its affiliates that it meets the criteria outlined in this section.

Notice to Prospective Investors in Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore Securities and Futures Act Product Classification—The shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

DESCRIPTION OF OUR COMMON STOCK

As of March 31, 2024, we had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, $0.01 par value per share.

The following summary describes our common stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. Because the following is only a summary, it does not contain all of the information that may be important to you, and is qualified in its entirety by the full text of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC and included as exhibits to our Annual Report on Form 10-K for the year ended March 31, 2024. You should refer to the text of these documents for a complete description.

Our authorized capital stock consists of 305,000,000 shares, with a par value of $0.01 per share, of which:

•	300,000,000 shares are designated as common stock; and

•	5,000,000 shares are designated as preferred stock.

At June 11, 2024, we had outstanding 175,003,537 shares of common stock and no shares of preferred stock.

Common Stock

Voting Rights

Unless otherwise provided for in our certificate of incorporation, each stockholder shall at every meeting of stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Dividends

Subject to the preferential rights of the preferred stock, if any, the holders of shares of common stock shall be entitled to receive, when and if declared by our board of directors, out of the assets of the Company which are by law available therefor, dividends payable either in cash, in property or in shares of common stock.

Liquidation

In the event of any dissolution, liquidation or winding-up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company, and of the amounts to which the holders of preferred stock are entitled, if any, the holders of all outstanding shares of common stock shall be entitled to share ratably in the remaining net assets of the Company.

No Preemptive, Redemption or Conversion Rights

The common stock is not subject to redemption or retirement, is not subject to sinking fund provisions, does not have any conversion rights and is not subject to call. The common stock does not have preemptive or other rights to subscribe for additional shares of any class of our stock.

Voting Rights for the Election of Directors

Our board of directors is not classified. Our certificate of incorporation and bylaws provide that our board of directors may consist of any number of directors, not less than one and not more than ten.

A director shall be elected if the number of votes which are cast “for” his or her election by holders of the stock present in person or represented by proxy entitled to vote on the election of directors exceed the number of votes “against” his or her election by such holders; provided that, if the chairman of the meeting determines that the number of persons properly nominated to serve as directors of the corporation exceeds the number of directors to be elected, the directors shall be elected by a plurality of the stock present in person or represented by proxy entitled to vote on the election of directors. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Our board has the ability to fill vacancies on our board. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected, unless sooner displaced.

Action by Written Consent; Special Stockholder Meetings

Our amended and restated bylaws provide for the right of stockholders to act by written consent without a meeting. In addition, our bylaws provide that special meetings of the stockholders may be called by the executive chairman, non-executive chairman, chief executive officer or president and shall be called by the executive chairman, non-executive chairman, chief executive officer, president or secretary at the request in writing of a majority of the board of directors or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Latham  & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Take-Two Interactive Software, Inc. appearing in Take-Two Interactive Software, Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2024, and the effectiveness of Take-Two Interactive Software, Inc.’s internal control over financial reporting as of March 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Take-Two Interactive Software, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2024 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site at www.sec.gov from which interested persons can electronically access our SEC filings. Our website address is www.take2games.com. The information and other content contained on, or accessible through, our website are not incorporated by reference into this prospectus supplement or the accompanying prospectus. We have included our website address in this prospectus supplement only as a textual reference and do not intend it to be an active link to our website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of securities hereby. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish with the SEC is or will be incorporated by reference in, or otherwise included in, this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 filed with the SEC on May 22, 2024;

•

the portions of the Definitive Proxy Statement on Schedule 14A for the 2023 annual meeting of stockholders, filed with the SEC on July  27, 2023, specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as supplemented by the Definitive Additional Materials filed with the SEC on August  1, 2023;

•

our Current Reports on Form 8-K or Form 8-K/A (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on April 1, 2024, April  16, 2024 and June 11, 2024; and

•

the description of our Common Stock contained in our Registration Statement on Form 8-A, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, together with any subsequent amendment or any report filed with the SEC for the purpose of updating such description.

We also incorporate by reference herein any further filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until we terminate the offering of the notes. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

The documents listed above (excluding the exhibits attached thereto unless those exhibits are specifically incorporated by reference into those documents) may be obtained free of charge by each person to whom a copy of this prospectus is delivered, upon written or oral request, by contacting us at Take-Two Interactive Software, Inc., 110 West 44th Street, New York, New York 10036, Attention: Corporate Secretary, telephone number (646) 536-2842.

PROSPECTUS

TAKE-TWO INTERACTIVE SOFTWARE, INC.

2,830,084 Shares of Common Stock

This Prospectus will be used from time to time by the selling shareholder named in this prospectus to sell up to 2,830,084 shares of our common stock, par value $0.01 per share (the “Common Stock”), which were issued pursuant to the terms of the Share Purchase Agreement (the “Purchase Agreement”) by and among Take-Two Interactive Software, Inc., Groundhog 2, LLC, Gearbox Entertainment Company Holding AB and Embracer Group AB. We are registering the offer and sale of the Common Stock to satisfy our obligations pursuant to the Purchase Agreement.

The Common Stock may be offered from time to time by the selling shareholder named in this prospectus in any manner described under the section entitled “Plan of Distribution” beginning on page 8 of this prospectus. The selling shareholder may sell the shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, at fixed or negotiated prices, directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from the sale of our Common Stock by the selling shareholder, but we will incur expenses in connection with the offering.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “TTWO.” The last reported sale price on June 10, 2024 was $160.54 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2024

References in this prospectus to “Take-Two,” “we,” “us,” “our,” the “Company” or similar references mean Take-Two Interactive Software, Inc. and its subsidiaries. References to “Common Stock” refer to the Company’s Common Stock, par value $0.01 per share.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. Neither we nor the selling shareholder has authorized anyone else to provide you with different information. The securities are not being offered in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using the “shelf” registration process. By using this shelf registration statement, the selling shareholder may, from time to time, sell the offered securities in one or more offerings or resales.

In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling shareholder. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this prospectus or any prospectus supplement - the statement in the later-dated document modifies or supersedes the earlier statement.

Neither we, nor the selling shareholder, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling shareholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling shareholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

You should read both this prospectus and any applicable prospectus supplement together with the additional information about our company to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements which are not historical facts, including statements relating to Take-Two’s outlook, that are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.

Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including risks relating to our combination with Zynga Inc. (the “Zynga Acquisition”); the risks of conducting business internationally, including as a result of unforeseen geopolitical events; the impact of changes in interest rates by the Federal Reserve and other central banks, including on our short-term investment portfolio; the impact of inflation; volatility in foreign currency exchange rates; our dependence on key management and product development personnel; our dependence on our NBA 2K and Grand Theft Auto products and our ability to develop other hit titles; our ability to leverage opportunities on PlayStation®5 and Xbox Series X|S; factors affecting our mobile business, such as player acquisition costs; the timely release and significant market acceptance of our games; the ability to maintain acceptable pricing levels on our games; and other risks included herein; as well as, but not limited to, the risks and uncertainties discussed under the heading “Risk Factors” beginning on page 3 of this prospectus and contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024 and the Company’s other periodic filings with the SEC, which are incorporated herein by reference. All forward-looking statements are qualified by these cautionary statements and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

iii

PROSPECTUS SUMMARY

This prospectus relates to the offer and resale by the selling shareholder identified in this prospectus of up to 2,830,084 shares of our Common Stock. We will not receive any of the proceeds from the sale of the Common Stock by the selling shareholder. This summary highlights selected information appearing elsewhere in this prospectus or in documents incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information set forth in the section entitled “Risk Factors” and the information that is incorporated by reference into this prospectus. See the sections entitled “Where You Can Find More Information” for a further discussion on incorporation by reference.

We are a leading developer, publisher, and marketer of interactive entertainment for consumers around the globe. We develop, operate, and publish products principally through Rockstar Games, 2K, Private Division, and Zynga. Our products are currently designed for console gaming systems, including, but not limited to, the Sony Computer Entertainment, Inc. PlayStation®4 and PlayStation5, Microsoft Corporation Xbox One® and Xbox Series X|S, and Nintendo’s SwitchTM, as well as personal computers, and mobile, including, smartphones and tablets. We deliver our products through physical retail, digital download, online platforms, and cloud streaming services.

Our strategy is to be the most creative, innovative, and efficient company in the evolving interactive entertainment industry. With our diverse portfolio that spans all key platforms and numerous genres, we strive to create the highest quality, most engaging interactive entertainment franchises and captivate our global audience. Most of our intellectual property is internally owned and developed, which we believe best positions us financially and competitively. We have established a portfolio of proprietary software content for the major hardware and mobile platforms in a wide range of genres, including action, adventure, family/casual, hyper-casual, role-playing, shooter, social casino, sports, and strategy, which we distribute worldwide. We believe that our player-first mentality and commitment to creativity and innovation are distinguishing strengths, enabling us to differentiate our products in the marketplace by combining advanced technology with compelling storylines and characters that provide unique gameplay experiences for consumers. We have created, acquired, or licensed a group of highly recognizable brands to match the broad consumer demographics that we serve, ranging from adults to children and game enthusiasts to casual gamers. Another cornerstone of our strategy is to support the success of our products in the marketplace through innovative marketing programs and global distribution on platforms and through channels that are relevant to our target audience.

This prospectus relates to the resale of up to 2,830,084 shares of Common Stock that may be offered and sold from time to time by the selling shareholder named in this prospectus, which were issued pursuant to the Share Purchase Agreement by and among Take-Two Interactive Software, Inc., Groundhog 2, LLC, Gearbox Entertainment Company Holding AB and Embracer Group AB (the “Purchase Agreement”). We are registering the offer and sale of the Common Stock to satisfy our obligations pursuant to the Purchase Agreement. See “Selling Shareholder.” We will not receive any of the proceeds from the sale of the shares hereunder. See “Use of Proceeds.”

We were incorporated under the laws of the State of Delaware in 1993 and are headquartered at 110 West 44th Street, New York, New York 10036. Our telephone number is (646) 536-2842.

Recent Developments

Gearbox Acquisition

On June 11, 2024, pursuant to the Purchase Agreement, we completed our previously announced acquisition of The Gearbox Entertainment Company, Inc. and in connection therewith we issued 2,830,084 shares of Common Stock to the selling shareholder in accordance with the terms of the Purchase Agreement.

Senior Notes Offering

On June 10, 2024, we announced that we have agreed to sell in an underwritten public offering $600 million aggregate principal amount of our Senior Notes, consisting of $300 million of our 5.400% Senior Notes due 2029 and $300 million of our 5.600% Senior Notes due 2034. We intend to use the net proceeds from the offering of the Senior Notes for general corporate purposes, including the repayment of the $600 million principal amount of our 3.550% Senior Notes due 2025 at or prior to maturity. The closing of the offering of the Senior Notes is expected to occur on June 12, 2024, subject to satisfaction of customary closing conditions. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes, nor will there be any sale of the Senior Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Credit Agreement Amendment

On June 6, 2024, we amended our Credit Agreement, dated as of May 23, 2022, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, in order to increase the maximum leverage ratio thresholds applicable to our financial covenant, which is measured on a quarterly basis. The maximum leverage ratio thresholds are now as follows: for fiscal quarters ending prior to June 30, 2024, 3.75:1.00; for the fiscal quarter ending June 30, 2024, 4.75:1.00; for the fiscal quarter ending September 30, 2024, 5.75:1.00; for the fiscal quarter ending December 31, 2024, 5.50:1.00; for the fiscal quarters ending March 31, 2025 and June 30, 2025, 4.25:1.00; for the fiscal quarter ending September 30, 2025, 4.00:1.00; and for the fiscal quarters ending on or after December 31, 2025, 3.75:1.00.

Repayment of Indebtedness

As of June 1, 2024 (the maturity date), we repaid in full the remaining $24.6 million aggregate principal amount of the 0.25% Convertible Senior Notes due 2024, which we had assumed on May 23, 2022 in connection with the Zynga Acquisition.

RISK FACTORS

Investment in our Common Stock involves risks. Before you invest in our Common Stock, you should carefully consider the risk factors incorporated into this prospectus by reference to our most recent Annual Report on Form 10-K, and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and risk factors and other information contained in any applicable prospectus supplement before acquiring any of such shares of Common Stock. For a description of these reports and documents, and information about where you can find them, see the section entitled “Where You Can Find More Information.” The occurrence of any of the events described in the risk factors might cause you to lose all or part of your investment in the Common Stock. Please also refer to the section above entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Summary of Risk Factors

Material risks that may affect our business, operating results and financial condition include, but are not necessarily limited to:

Risks relating to our business and industry

•	Our industry is highly competitive

•	Uncertainty of achieving market acceptance, delays or disruptions for our products may have an adverse effect

•	We face development risks and must adapt to changes in software technologies

•	The development and use of artificial intelligence into our products may present operational and reputational risks

•	Increased use of mobile devices for gaming will drive future growth of mobile gaming

•	Increased competition for retailer support could increase expenses

•	Our ability to develop successful products for current video game platforms

•	We require approval of hardware licensors to publish titles

•	Reliance on complex information technology systems and networks and potential adverse impact of security breaches

•	Potential adverse impact of inadequate consumer data protection

•	Dependence on key management and product development personnel

•	Attracting, managing, and retaining our talent is critical to our success

•	Offensive consumer-created content can harm our results of operations or reputation

•	We rely on software development arrangements with third parties

•	The risk of distributors, development, and licensing partners or other third parties being unable to honor their commitments or otherwise putting our brand at risk

•	Increasing importance of digital sales and free-to-play games exposes us to the risks of that business model

•	We must compete for advertisements and offers that are incorporated into our free-to-play games

•	Our acquisitions and investments may not have the anticipated results

•	International operations risks

•	The loss of server capacity, lack of sufficient bandwidth, or connectivity issues could cause our business to suffer

•	Use of open-source software exposes us to risks

•	Our software is susceptible to errors

•	The continued ability to acquire and maintain license to intellectual property is key

•	We may experience fluctuations in the recurring portion of our business

•	We are dependent on the timing of our product releases

•	We are dependent on the future success of our Grand Theft Auto products and other “hit” titles

•	Adverse effects of price protection and returns

•	A limited number of customers account for a significant portion of our sales

•	Content policies could negatively affect sales

•	Entertainment Software Rating Board ratings for our products could negatively affect our ability to distribute and sell

•	The competitive position and value of our products could be adversely affected by unprotected intellectual property

•	We have a significant amount of outstanding debt

•	The value of our virtual items is highly dependent on how we manage the economies in our games

•	There is potential for unauthorized or fraudulent transactions of accounts and virtual items outside of our games

Risks related to legal or regulatory compliance

•	Government regulation of the internet can affect our business

•	Legislation could subject us to claims or otherwise harm our business

•	Failure to comply with laws and regulations, including data privacy, could harm our business

•	Adverse effect of alleged or actual infringement on the intellectual property rights of third parties

Risks related to financial and economic condition

•	Provisions in our charter documents and debt agreements may impede or discourage a takeover

•	Adverse effects of changes in tax rates and additional tax liabilities

•	We are subject to risks and uncertainties of international trade, including foreign currency fluctuations

•	Potential adverse effects of existing or future accounting standards

•	Adverse effects of declines in consumer spending and changes in the economy

General Risk Factors

•	Additional issuances of equity securities would cause dilution and could affect the market price of our common stock

•	We are subject to risks related to corporate and social responsibility and reputation

•	Catastrophic events and climate change may have a long-term impact on our business

•	We may be adversely affected by the effects of inflation

•	We are and may become involved in legal proceedings that may result in adverse outcomes

USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the selling shareholder named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of the Common Stock by the selling shareholder.

SELLING SHAREHOLDER

This prospectus relates to the possible resale by the selling shareholder named in the table below (the “selling shareholder”) of Common Stock that was issued pursuant to the terms of the Purchase Agreement.

We are registering the offer and sale of the Common Stock to satisfy our obligations pursuant to the Purchase Agreement. Pursuant to the Purchase Agreement, in exchange for all of the outstanding shares of capital stock of The Gearbox Entertainment Company, Inc., the selling shareholder received 2,830,084 shares of Common Stock which we agreed to register on a Form S-3 pursuant to the Securities Act.

We are registering all of the shares of Common Stock the selling shareholder received from us as consideration under the Purchase Agreement in order to permit the selling shareholder to offer the Common Stock for resale from time to time.

The following table sets forth the name of the selling shareholder, the number of shares of Common Stock owned by or attributable to the selling shareholder immediately prior to this registration, the number of shares of Common Stock offered hereby and registered by the registration statement of which this prospectus is a part and the number of shares of Common Stock to be owned by the selling shareholder after the maximum number of shares being offered hereby are sold, which assumes that all shares of Common Stock covered by this prospectus will be sold by the selling shareholder and that no additional shares of Common Stock of the Company are subsequently bought or sold by the selling shareholder. However, because the selling shareholder may offer from time to time all, some or none of its shares of Common Stock under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares of Common Stock that will be sold by the selling shareholder or that will be held by the selling shareholder after completion of the sales.

In the table below, the percentage of shares of Common Stock beneficially owned is based on 171,385,386 shares of Common Stock outstanding as of May 6, 2024, determined in accordance with Rule 13d-3 under the Exchange Act.

	Ownership Prior to the Registration		Shares of Common Stock Covered by this Registration Statement	Ownership After the Covered Shares are Sold
Name	Number of Shares	Percent		Number of Shares	Percent
Embracer Group AB (publ) (1)(2)	2,830,084	1.6%	2,830,084	0	0

(1)	The address for Embracer Group AB (publ) is Tullhusgatan 1B, 652 09 Karlstad, Sweden.
(2)

Pursuant to the Purchase Agreement, the selling shareholder is not permitted to sell more than 10% of the Common Stock originally issued pursuant to the Purchase Agreement in the open market on any trading day (which does not include any Common Stock sold pursuant to a non-marketed underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade”).

PLAN OF DISTRIBUTION

We are registering the Common Stock on behalf of the selling shareholder pursuant to the terms of the Purchase Agreement.

The selling shareholder, including its permitted transferees or other successors-in-interest, may from time to time offer some or all of the shares of Common Stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling shareholder may offer the Common Stock from time to time, either in increments or in a single transaction. The selling shareholder may also decide not to sell all the shares it is allowed to sell under this prospectus. The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling shareholder and any of its permitted transferees and other successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares of Common Stock:

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purchases by dealers and agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares of Common Stock for whom they may act as agent;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	non-marketed block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions; or

•	a combination of any such methods of sale.

The selling shareholder may enter into transactions from time to time in which the selling shareholder may enter into option or other types of transactions that require the selling shareholder to deliver Common Stock to a broker-dealer or any other person, who will then resell or transfer the Common Stock under this prospectus.

The selling shareholder may also sell shares under any available exemption to the registration requirements of the Securities Act, including but not limited to Rule 144 under the Securities Act, rather than under this prospectus.

The selling shareholder may enter into sale, forward sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those sale, forward sale or derivative transactions, the third parties may sell shares of Common Stock covered by this prospectus, including by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in shares of Common Stock. The third parties also may use shares received under those sale, forward sale or derivative arrangements or shares borrowed from the selling shareholder or others to settle such third-party sales or to close out any related open borrowings of shares of Common Stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in a supplement to this prospectus or post-effective amendment to the registration statement of which this prospectus is a part as may be required.

Resales by the selling shareholder may be made directly to investors or through securities firms acting as brokers or dealers. Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. When resales are to be made through a securities firm, the securities firm may be engaged to act as the selling shareholder’s agent in the resale of Common Stock by the selling shareholder, or the securities firm may purchase Common Stock from the selling shareholder as principal and thereafter resell those shares from time to time. Securities firms may, to the extent permissible, receive compensation in the form of commissions, concessions or discounts from the selling shareholder or the purchaser, either as agent of such purchaser or in a sale to such purchaser as principals in amounts to be negotiated. Such compensation may be in excess of customary commissions, concessions or discounts and will be in amounts to be negotiated in connection with such resales.

To the extent necessary, the specific terms of the offering of the shares of Common Stock, including the specific shares to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any broker-dealer or agent, if any, and any applicable compensation in the form of discounts, concessions or commissions paid to agents or paid or allowed to dealers will be set forth in a supplement to this prospectus or a post-effective amendment to this registration statement of which this prospectus forms a part. The selling shareholder may, or may authorize dealers and agents to, solicit offers from specified institutions to purchase shares of Common Stock from the selling shareholder. These sales may be made under “delayed delivery contracts” or other purchase contracts that provide for payment and delivery on a specified future date. If necessary, any such contracts will be described and be subject to the conditions set forth in a supplement to this prospectus or a post-effective amendment to this registration statement of which this prospectus forms a part.

Any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any compensation received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and other compensation, if any, that can be attributed to the sale of shares of Common Stock sold hereunder will be paid by the selling shareholder and/or the purchasers.

If the selling shareholder uses this prospectus for any sale of Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholder will be responsible for complying with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to the selling shareholder in connection with resales of its respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the Common Stock sold pursuant to this prospectus.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, the validity of our Common Stock shares have been passed upon for us by Willkie Farr & Gallagher LLP.

EXPERTS

The consolidated financial statements of Take-Two Interactive Software, Inc. appearing in Take-Two Interactive Software, Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2024, and the effectiveness of Take-Two Interactive Software, Inc.’s internal control over financial reporting as of March 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Take-Two Interactive Software, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2024 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The SEC also maintains an Internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information we file electronically with the SEC.

Additionally, we make our SEC filings available, free of charge, on our website at www.take2games.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than the filings incorporated by reference in this prospectus, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our Common Stock.

We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference in this prospectus is legally deemed to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information included in this prospectus and the documents listed below. We incorporate the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 filed with the SEC on May 22, 2024;

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the portions of the Definitive Proxy Statement on Schedule 14A for the 2023 annual meeting of stockholders, filed with the SEC on July  27, 2023, specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as supplemented by the Definitive Additional Materials filed with the SEC on August 1, 2023;

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our Current Reports on Form 8-K or Form 8-K/A (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on April  1, 2024, April  16, 2024 and June 11, 2024;

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the description of our Common Stock contained in our Registration Statement on Form 8-A, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, together with any subsequent amendment or any report filed with the SEC for the purpose of updating such description; and

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all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the initial filing of the registration statement of which this prospectus forms a part until all of the securities being offered under this prospectus or any prospectus supplement are sold (other than reports, documents or information that are furnished and not filed with the SEC).

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to us at the following address or telephone number:

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, New York 10036

(646) 536-2842

Attention: Corporate Secretary

2,830,084 Shares

Take-Two Interactive Software, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC

June 12, 2024